(11)  STATEMENT RE:     COMPUTATION OF EARNINGS PER SHARE

                                                        FOR THREE MONTHS
                                                            MARCH 31,
                                                   --------------------------
                                                       1996           1995
                                                     --------       --------
Net income (loss) for computing
       earnings per common share                   $  (146,427)   $   132,852

Weighted average number of
       common shares outstanding
       during each period without
       dilution                                     24,922,588     16,370,926

Addition from assumed exercise
       of Common Stock warrants                      1,245,000      1,120,000

Addition from assumed conversion
       of Preferred Stock                              300,000        300,000
                                                   -----------    -----------

                                                    26,467,588     17,790,926
                                                   -----------    -----------

                                                   -----------    -----------

Net income per common share

      Without Dilution                             $     (0.01)   $     (0.01)

      Fully diluted                                $     (0.01)   $     (0.01)






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